AMENDMENT TO

PARTICIPATION AGREEMENT

This Amendment to the Participation Agreement (the “Amendment”) is entered into as of July 1, 2022, by and among Minnesota Life Insurance Company (the “Company”), Vanguard Variable Insurance Fund (the “Fund”), The Vanguard Group, Inc. (the “Sponsor”), and Vanguard Marketing Corporation (the “Distributor”).

WHEREAS, the parties hereto entered into that certain Participation Agreement dated September 20, 2007 (the “Agreement”);

WHEREAS, the Company wishes to add the Minnesota Life Variable Universal Life Account (the “Unregistered Separate Account”) as an Account named in Schedule A to the Agreement;

WHEREAS, the offering of the Unregistered Separate Account was previously made pursuant to a private placement memorandum (“PPM”) in reliance on certain exemptions from the requirements of federal securities law for placement of securities other than by means of a public offering, and the Unregistered Separate Account and the interests in the Variable Insurance Products funded thereby have not been and will not be registered with the Securities and Exchange Commission in reliance upon Section 3(c)(1) of the Investment Company Act of 1940; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein, including, but not limited to allowing for the Unregistered Separate Account to be included as an Account for purposes of the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Amendment, the parties agree to the following:

1.     Definitions. Except as otherwise expressly provided herein, all capitalized terms used in this Amendment and not defined herein shall have the respective meanings ascribed thereto in the Agreement.

2.         Amendment to Agreement.

a.	The fifth recital of the Agreement is deleted in its entirety and is replaced with the following:

“WHEREAS, the Company has established or will establish one or more Accounts to fund certain variable insurance products (the “Variable Insurance Products”), which Accounts and Variable Insurance Products are either registered under the 1940 Act and the 1933 Act, respectively, or are offered pursuant to a private placement memorandum (“PPM”) in reliance on certain exemptions from the requirements of federal securities law for placement of securities other than by means of a public offering, and the Unregistered Separate Account and the interests in the Variable Insurance Products funded thereby will not registered under the 1933 Act and/or the 1940 Act in reliance on exemptions therein; and”

b.	Section 2.2 of the Agreement is deleted in its entirety and is replaced with the following:

“The Company represents and warrants that the Variable Insurance Products are registered under the 1933 Act, or, in the case of the interests of the Variable Insurance Products which are funded by the Minnesota Life Variable Universal Life Account (the “Unregistered Separate Account”), the Company represents and warrants that (i) such Variable Insurance Products are exempt from or not subject to registration under the 1933 Act and (ii) such Variable Insurance Products will be issued and sold in compliance in all material respects with all applicable federal and state laws and with state insurance suitability requirements.”

c.	Section 2.3 of the Agreement is deleted in its entirety and is replaced with the following:

“The Company represents and warrants it has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act, unless an exemption for registration is available thereunder, in which case the Company represents and warrants that each such Account is exempt from registration under the 1940 Act, to serve as segregated investment accounts for the Variable Insurance Products. The Company will notify the Fund if it believes an Account will cease to qualify for the exception from the definition of investment company provided under Sections 3(c)(1), 3(c)(7), or 3(c)(11) of the 1940 Act. Notification shall be made prior to the end of the calendar quarter in which the Company becomes aware that the Account may cease to so qualify.”

d.	The first sentence of Section 2.13 of the Agreement is deleted in its entirety and is replaced with the following:

“With respect to the Variable Insurance Products, which are registered under the 1933 Act, or which are exemp from registration under the 1940 Act, the Company represents and warrants that:”

e.	The final sentence of Section 3.1 of the Agreement is deleted in its entirety and is replaced with the following:

“If requested by the Company in lieu thereof, the Fund or the Sponsor shall provide such documentation (including a final copy of the new prospectus as set in type at the Fund’s or the Sponsor’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus or, if applicable, the PPM, for the Variable Insurance Products and the Fund’s prospectus printed together in one document (such printing to be at the Company’s expense).”

f.	Section 4.6 of the Agreement is deleted in its entirety and is replaced with the following:

“The Company will provide to the Fund at least one complete copy of all prospectuses (or, where applicable, PPMs), reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemption, requests for no-action letters, and all amendments to any of the above, that relate to the Variable Insurance Products or each Account, prior to or contemporaneously with the filing of such document with the SEC or other regulatory authorities, or, in the case of a PPM, at least three Business Days before any sales are made by use of the relevant PPM.”

g.	Section 4.8 of the Agreement is deleted in its entirety and is replaced with the following:

“For purposes of this Article IV, the phrase “sales literature and other promotional material” is subject to applicable laws and regulations governing the private placement of securities, particularly the prohibition against making a general solicitation, and the phrase includes, but is not limited to, sales literature (i.e., any written communication distributed or made generally available to customers, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published articles), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and prospectuses and/or PPMs, shareholder reports, and proxy materials.”

h.	The term “prospectus” is replaced with “prospectus or PPM” in Sections 7.1(a)(i), 7.2(a)(ii), 7.2(a)(iii), 7.4(a)(ii), and 7.4(a)(iii) of the Agreement.

i.	Section 11.9 of the Agreement is deleted in its entirety and is replaced with the following:

“11.9   The Company shall furnish, or cause to be furnished, to the Fund or its designee the following reports:

(a)     the Company’s Annual Financial Statement on Statutory Basis as soon as practicable and in any event within 90 days after the end of each fiscal year; and

(b)     any registration statement, prospectus or PPM or other materials distributed in connection with the sale of the Variable Insurance Products to the extent such reference the Fund.”

j.	Schedule A is hereby amended to include the following Account and Variable Insurance Product:

“
Name of Unregistered	Contracts Funded by
Separate Account	Unregistered Separate
Account
Minnesota Life Variable	Andersen VEBA
Universal Life Account
”

3.       Counterparts. This Amendment may be executed in any number of counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this Amendment by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

4.     Except as otherwise set forth herein, the Agreement remains in full force and effect. Where the provisions of this Amendment and the Agreement conflict, this Amendment controls.

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Amendment to the Agreement to be effective as of the date set forth above.

MINNESOTA LIFE INSURANCE COMPANY	VANGUARD VARIABLE INSURANCE FUND

By:	By:
Name:	Name: Michael Drayo
Title:	Title: Assistant Secretary

VANGUARD MARKETING CORPORATION	THE VANGUARD GROUP, INC.

By:	By:
Name: Carolyn Sherry	Name: Sarah Cognetti
Title: Head of Intermediary Operations	Title: Sarah Cognetti

CERTIFICATE OF INCUMBENCY

The undersigned, Renee D. Montz, states that she is the Senior Vice President, General Counsel and Secretary of Minnesota Life Insurance Company, and hereby certifies that Kristin M. Ferguson is the Vice President and Actuary of Minnesota Life Insurance Company. She further certifies that the board resolution appointing Ms. Ferguson to her office is in full force and effect and has not been repealed or rescinded and that Ms. Ferguson is qualified and authorized to act on behalf of the corporation.

7/12/2022 | 8:23:54 AM CDT
Dated:
By:
Renee D. Montz
Senior Vice President, General Counsel and Secretary

Subscribed and sworn before me this day of 7/12/2022 | 8:25:24 AM CDT

Notary Public